Exhibit 99.1

Las Vegas Sands Corp. Reports
Second Quarter 2011 Results

•	Consolidated Adjusted Property EBITDA Increases 90.4% to Record $901.6 Million on Record Net Revenue of $2.35 Billion
•	Consolidated Adjusted Property EBITDA Margin Increases 870 Basis Points to 38.4%
•	Marina Bay Sands Generates Adjusted Property EBITDA of $405.4 Million and EBITDA Margin of 55.0%
•	Macau Property Operations Adjusted Property EBITDA Increases 27.5% to Record $391.6 Million with EBITDA Margin of 33.0%
•	Consolidated Adjusted Earnings Per Diluted Share Reaches $0.54 Compared to $0.17 in the Second Quarter of 2010

Las Vegas, NV (July 26, 2011) — Las Vegas Sands Corp. (NYSE: LVS) today reported record financial results for the quarter ended June 30, 2011.

Company-Wide Operating Results

Net revenue for the second quarter of 2011 was a record $2.35 billion, an increase of 47.1% compared to $1.59 billion in the second quarter of 2010. Consolidated adjusted property EBITDA in the second quarter of 2011 increased 90.4% to $901.6 million, compared to $473.5 million in the year-ago quarter. Consolidated adjusted property EBITDA margin increased 870 basis points to 38.4% in the second quarter of 2011, compared to 29.7% in the second quarter of 2010.

On a GAAP (Generally Accepted Accounting Principles) basis, operating income in the second quarter of 2011 increased 264.6% to reach $608.1 million, compared to $166.8 million in the second quarter of 2010. The increase in operating income was principally due to stronger results across our portfolio of properties in Macau and at Marina Bay Sands in Singapore.

Adjusted net income (see Note 1) increased to $438.6 million, or $0.54 per diluted share, compared to $129.3 million, or $0.17 per diluted share, in the second quarter of 2010.

On a GAAP basis, net income attributable to common stockholders in the second quarter of 2011 increased to $367.6 million, compared to a net loss of $4.7 million in the second quarter of 2010. Diluted earnings per share in the second quarter of 2011 was $0.45, compared to a diluted loss per share of $0.01 in the prior year quarter. The improvement in our net income attributable to common stockholders of $368.8 million reflects the increase in operating income, partially offset by increases in net income attributable to noncontrolling interests (primarily Sands China Ltd.) and income tax expense.

Second Quarter Overview

We are pleased to report record financial results for the second quarter of 2011. We set quarterly records for both net revenue and adjusted property EBITDA during the quarter.  Strong revenue growth and margin expansion in Macau, together with the continuing ramp of growth in all areas at Marina Bay Sands in Singapore contributed to excellent financial performance overall.

In Macau, we experienced increased gaming volumes in our Sands China property portfolio, while adjusted property EBITDA margin expanded to reach a market-leading 33.0%.  The growth of our higher margin mass table and slot businesses, together with the contribution from the important non-gaming (hotel, retail and convention) components of our integrated resort business model, continue to drive significant margin improvement at Sands China.  We look forward to building on our strong business momentum when we introduce in early 2012 our next integrated resort destination, the 13.7 million square foot development on parcels 5 and 6 on the COTAI Strip.

In Singapore, Marina Bay Sands produced a record $405.4 million of adjusted property EBITDA during the quarter and an EBITDA margin of 55.0%.  Record VIP, mass gaming and slot volumes coupled with steady growth in non-gaming revenue streams including hotel, food and beverage, retail and entertainment reflect the broad appeal of the property to Singapore’s visitors from across the Asian region.  Looking ahead, as the property continues to mature, we are confident that Marina Bay Sands will generate significant increases in business and leisure visitation to Singapore, provide an ideal platform for strong growth in gaming and non-gaming segments, and generate outstanding returns for our company.

In Las Vegas, The Venetian and Palazzo generated $92.9 million in adjusted property EBITDA during the quarter. Our quarterly results clearly reflect the implementation of our strategy to focus on cash-paying corporate group, convention and FIT customers, and to optimize our promotional activity for gaming customers as the Las Vegas market continues to recover.  Table games drop was up modestly during the quarter, while slot handle naturally reflected the contraction expected with the decreased promotional activity.  Cash revenues from occupied rooms increased by more than 18% compared to the same quarter last year.  In addition, 97% of our occupied rooms during the quarter were sold to cash paying customers, compared to just 70% in the second quarter of 2010.  Our average daily rate also increased 4.2% as our FIT, group meeting and convention businesses expanded.  In Bethlehem, Sands Bethlehem produced another solid quarter reflecting healthy slot handle and growth from the introduction of table games play last year.

The financial benefits of our integrated resort business model, the successful execution of our deleveraging strategy, and the improving margin profile of our property portfolio in Asia are evident in our financial results.  While we achieved quarterly records for net revenue and adjusted property EBITDA, we are particularly gratified to report that the flow through to earnings was again outstanding, with adjusted earnings per diluted share increasing over 217% to reach $0.54 in the quarter, compared to just $0.17 in the quarter one year ago.

Sands China Ltd. Consolidated Financial Results

Sands China Ltd. is a majority-owned subsidiary of the company, which owns and operates the company’s integrated resort properties and other assets in Macau. On a GAAP basis, total net revenues for Sands China Ltd. increased 16.3% to $1.21 billion in the second quarter of 2011, compared to $1.04 billion in the second quarter of 2010. Adjusted property EBITDA for Sands China Ltd. increased 27.1% to $382.1 million in the second quarter of 2011, compared to $300.7 million in the second quarter of 2010. Net income for Sands China Ltd. increased 100.1% to $267.4 million in the second quarter of 2011, compared to $133.6 million in the second quarter of 2010.

The Venetian Macao Second Quarter Operating Results

The Venetian Macao continues to enjoy strong visitation and financial performance.  The property delivered record adjusted property EBITDA of $258.4 million for the second quarter of 2011, an increase of 34% compared to the second quarter of 2010.  Adjusted property EBITDA margin was 35.1%, an increase of 190 basis points over the second quarter of 2010. Gaming volumes grew in each segment of the business. Non-Rolling Chip drop was a record $1.02 billion for the quarter, an increase of 14.1% compared to the same quarter last year, while Non-Rolling Chip win percentage was 25.6%. Rolling Chip volume during the quarter increased 36.9% to $13.37 billion, while hold for the Rolling Chip segment was 3.46%. Slot handle was $858.2 million, an increase of 22.3% compared to the quarter one year ago.  RevPAR increased 7.0% to $200, due to higher ADR, although occupancy was down as expected due to the implementation of a more targeted promotional policy for hotel rooms.

The following table summarizes our key operating results for The Venetian Macao for the second quarter of 2011 compared to the second quarter of 2010:

	Three Months Ended
The Venetian Macao Operations	June 30,
(Dollars in millions)	2011	2010	$ Change	Change
Revenues:
Casino	$648.5	$506.1	$142.4	28.1%
Rooms	51.4	47.8	3.6	7.5%
Food and Beverage	16.3	15.5	0.8	5.2%
Retail and Other	43.7	37.9	5.8	15.3%
Less - Promotional Allowances	(24.5)	(26.3)	1.8	6.8%
Net Revenues	$735.4	$581.0	$154.4	26.6%

Adjusted Property EBITDA	$258.4	$192.8	$65.6	34.0%
EBITDA Margin %	35.1%	33.2%		1.9 pts

Operating Income	$214.5	$134.7	$79.8	59.2%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$13,369.9	$9,765.6	$3,604.3	36.9%
Rolling Chip Win %(1)	3.46%	3.36%		0.10 pts

Non-Rolling Chip Drop	$1,024.2	$897.7	$126.5	14.1%
Non-Rolling Chip Win %(2)	25.6%	24.8%		0.8 pts

Slot Handle	$858.2	$701.6	$156.6	22.3%
Slot Hold %(3)	6.7%	7.1%		-0.4 pts

Hotel Statistics

Occupancy %	89.7%	91.9%		-2.2 pts
Average Daily Rate (ADR)	$223	$203	$20	9.9%
Revenue per Available Room (RevPAR)	$200	$187	$13	7.0%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to The Venetian Macao’s trailing 12 month Non-Rolling Chip win percentage of 26.9% (calculated before discounts).
(3)This compares to The Venetian Macao’s trailing 12 month slot hold percentage of 6.9% (calculated before slot club cash incentives).

Sands Macao Second Quarter Operating Results

Sands Macao’s strong second quarter operating performance reflected the Sands’ healthy competitive positioning on the Macau peninsula and the growth in the Macau market overall. Gaming volumes were stronger across the board, while margins significantly expanded.  Adjusted property EBITDA was $95.6 million in the quarter, an increase of 17.7% compared to the second quarter of 2010. Adjusted property EBITDA margin was 28.9% for the quarter, compared to 26.9% for the year-ago quarter.  Non-Rolling Chip drop increased 18.2% to $713.5 million, the strongest performance since the first quarter of 2008.  Rolling Chip volume reached $7.75 billion for the quarter, an increase of 7.4% compared to the second quarter of 2010, reflecting increased play from both existing and new gaming promoters.  Slot handle was another all-time property record of $462.6 million, reflecting strong high end slot play.  Slot handle increased 13.8% compared to the quarter one year ago.  RevPAR, ADR and occupancy were down compared to the same quarter last year as expected due to the implementation of a more targeted promotional policy for hotel rooms.

The following table summarizes our key operating results for the Sands Macao for the second quarter of 2011 compared to the second quarter of 2010:

	Three Months Ended
Sands Macao Operations	June 30,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$323.7	$297.1	$26.6	9.0%
Rooms	5.6	6.2	(0.6)	-9.7%
Food and Beverage	10.0	9.9	0.1	1.0%
Retail and Other	2.1	1.2	0.9	75.0%
Less - Promotional Allowances	(10.4)	(12.2)	1.8	14.8%
Net Revenues	$331.0	$302.2	$28.8	9.5%

Adjusted Property EBITDA	$95.6	$81.2	$14.4	17.7%
EBITDA Margin %	28.9%	26.9%		2.0 pts

Operating Income	$87.0	$70.0	$17.0	24.3%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$7,753.3	$7,220.9	$532.4	7.4%
Rolling Chip Win %(1)	2.98%	3.05%		-0.07 pts

Non-Rolling Chip Drop	$713.5	$603.6	$109.9	18.2%
Non-Rolling Chip Win %(2)	20.0%	20.7%		-0.7 pts

Slot Handle	$462.6	$406.6	$56.0	13.8%
Slot Hold %(3)	5.8%	5.5%		0.3 pts

Hotel Statistics

Occupancy %	88.0%	97.8%		-9.8 pts
Average Daily Rate (ADR)	$242	$245	$(3)	-1.2%
Revenue per Available Room (RevPAR)	$213	$239	$(26)	-10.9%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Sands Macao’s trailing 12 month Non-Rolling Chip win percentage of 20.3% (calculated before discounts).
(3)This compares to the Sands Macao’s trailing 12 month slot hold percentage of 6.0% (calculated before slot club cash incentives).

Four Seasons Hotel Macao and Plaza Casino Second Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated $37.6 million of adjusted property EBITDA for the second quarter of 2011. The operating results were negatively impacted by lower than expected Rolling Chip win percentage of 2.25% for the quarter, which was down compared to last year and below our expected range of Rolling Chip win percentage. The non-gaming aspects of the property continue to demonstrate healthy growth, with increases in ADR and RevPAR, while retail and other revenue was $15.8 million, a 125.7% increase compared to last year’s second quarter. Slot handle continued to expand, reaching $200.6 million, an increase of 86.4% compared to last year’s second quarter. Non-Rolling Chip table games drop increased to $96.9 million. Non-rolling win was up 34.7% compared to the year ago quarter due to a higher table games hold rate this quarter compared to the same quarter last year.  Hotel occupancy was 67.8% during the quarter, with ADR increasing 8.4% to $323, compared to $298 in the same quarter last year.  RevPAR increased 6.3% to $219, due to higher ADR.  Occupancy was down as expected due to the implementation of a more targeted promotional policy for hotel rooms.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the second quarter of 2011 compared to the second quarter of 2010:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	June 30,
(Dollars in millions)	2011	2010	$ Change	Change

Revenues:
Casino	$98.3	$132.5	$(34.2)	-25.8%
Rooms	7.6	6.9	0.7	10.1%
Food and Beverage	5.4	5.4	-	0.0%
Retail and Other	15.8	7.0	8.8	125.7%
Less - Promotional Allowances	(6.3)	(7.7)	1.4	18.2%
Net Revenues	$120.8	$144.1	$(23.3)	-16.2%

Adjusted Property EBITDA	$37.6	$33.0	$4.6	13.9%
EBITDA Margin %	31.2%	22.9%		8.3 pts

Operating Income	$22.6	$20.6	$2.0	9.7%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,355.7	$4,845.0	$(1,489.3)	-30.7%
Rolling Chip Win %(1)	2.25%	3.07%		-0.82 pts

Non-Rolling Chip Drop	$96.9	$95.6	$1.3	1.4%
Non-Rolling Chip Win %(2)	37.6%	28.4%		9.2 pts

Slot Handle	$200.6	$107.6	$93.0	86.4%
Slot Hold %(3)	5.4%	5.6%		-0.2 pts

Hotel Statistics

Occupancy %	67.8%	69.1%		-1.3 pts
Average Daily Rate (ADR)	$323	$298	$25	8.4%
Revenue per Available Room (RevPAR)	$219	$206	$13	6.3%

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).
(2)This compares to the Plaza Casino’s trailing 12 month Non-Rolling Chip win percentage of 32.5% (calculated before discounts).
 (3)This compares to the Plaza Casino’s trailing 12 month slot hold percentage of 6.2% (calculated before slot club cash incentives).

Marina Bay Sands Second Quarter Operating Results

Marina Bay Sands in Singapore delivered adjusted property EBITDA of $405.4 million and adjusted property EBITDA margin of 55.0%. Net revenue in the quarter was $737.6 million. The property continued to build momentum during the quarter as additional dining, entertainment, group meeting, convention and exhibition, and retail offerings came online throughout the quarter.

Gaming volumes reflected strong growth in each segment of the business. Rolling Chip volume was a record $12.23 billion for the quarter.  Non-Rolling Chip drop reached $1.11 billion with Non-Rolling Chip win percentage of 22.5%. Slot handle, which includes play from electronic table games, reached $2.38 billion for the quarter with slot hold percentage of 5.4%.

The Room, Food and Beverage, and Retail segments of the property all reflected growth as the property’s offerings and amenities continued to mature.  Occupancy, Average Daily Rate and RevPAR all expanded during the quarter.

The following table summarizes our key operating results for Marina Bay Sands for the second quarter of 2011:

Three Months Ended
Marina Bay Sands Operations	June 30,
(Dollars in millions)	2011

Revenues:
Casino	$594.6
Rooms	61.6
Food and Beverage	45.4
Retail and Other	73.3
Less - Promotional Allowances	(37.3)
Net Revenues	$737.6

Adjusted Property EBITDA	$405.4
EBITDA Margin %	55.0%

Operating Income	$315.3

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$12,228.8
Rolling Chip Win %(1)	2.99%

Non-Rolling Chip Drop	$1,114.5
Non-Rolling Chip Win %	22.5%

Slot Handle	$2,380.7
Slot Hold %	5.4%

Hotel Statistics

Occupancy %	90.8%
Average Daily Rate (ADR)	$295
Revenue per Available Room (RevPAR)	$268

(1)This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Second Quarter Operating Results

The Venetian and The Palazzo delivered $92.9 million of adjusted property EBITDA for the second quarter of 2011, an increase of 40.8% compared to the second quarter of 2010, and adjusted property EBITDA margin of 27.9%.  Strong group meeting and convention business during the quarter drove an 18% increase in cash revenues from the sale of hotel rooms and a 12.4% increase in food and beverage revenues.  97% of occupied rooms during the quarter were sold to cash-paying customers, compared to just 70% in the second quarter of 2010.  Promotional allowances were also significantly reduced.  ADR increased 4.2% to $200, compared to $192 in the same quarter last year.

The following table summarizes our key operating results for our Las Vegas operations for the second quarter of 2011 compared to the second quarter of 2010:

	Three Months Ended
Las Vegas Operations	June 30,
(Dollars in millions)	2011	2010(1)	$ Change	Change

Revenues:
Casino	$105.1	$102.9	$2.2	2.1%
Rooms	112.9	120.2	(7.3)	-6.1%
Food and Beverage	63.4	56.4	7.0	12.4%
Retail, Royalty Fee and Other	68.0	43.6	24.4	56.0%
Less - Promotional Allowances	(16.9)	(41.9)	25.0	59.7%
Net Revenues	$332.5	$281.2	$51.3	18.2%

Adjusted Property EBITDA	$92.9	$66.0	$26.9	40.8%
EBITDA Margin %	27.9%	23.5%		4.4 pts

Operating Income	$53.8	$2.9	$50.9	1,755.2%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$422.2	$417.1	$5.1	1.2%
Table Games Win %(2)	20.0%	13.8%		6.2 pts

Slot Handle	$411.5	$670.8	$(259.3)	-38.7%
Slot Hold %(3)	8.8%	7.8%		1.0 pts

Hotel Statistics

Occupancy %	88.8%	97.8%		-9.0 pts
Average Daily Rate (ADR)	$200	$192	$8	4.2%
Revenue per Available Room (RevPAR)	$177	$187	$(10)	-5.3%

(1)  Revenue amounts and hotel statistics have been reclassified to conform to the current presentation.
(2)  This compares to our Las Vegas Operation’s trailing 12 month table games win percentage of 16.0% (calculated before discounts).
(3) This compares to our Las Vegas Operation’s trailing 12 month slot hold percentage of 8.0% (calculated before slot club cash incentives).

Sands Bethlehem Second Quarter Operating Results

Net revenue for Sands Bethlehem in Pennsylvania was $97.1 million and adjusted property EBITDA reached $21.0 million for the second quarter of 2011, an increase of 73.6% compared to the second quarter of 2010, with an adjusted EBITDA margin of 21.7%, up 400 basis points compared to the second quarter of 2010.  The introduction of 89 table games in July 2010 expanded the property’s offerings and produced $151.5 million of table games drop during the quarter. Table games win percentage was 14.0%. Slot handle was $947.9 million for the quarter with slot hold percentage of 7.2%. The property’s 300-room hotel tower opened during the quarter on May 27, 2011, and contributed $0.7 million of room revenue. The hotel, together with the addition of an events center later this year and the retail mall in early 2012, should contribute to future growth of both gaming and non-gaming revenues at the property in the future.

The following table summarizes our key operating results for Sands Bethlehem for the second quarter of 2011 compared to the second quarter of 2010:

	Three Months Ended
Sands Bethlehem Operations	June 30,
(Dollars in millions)	2011	2010(1)		$ Change		Change

Revenues:
Casino	$92.0		$65.0		$27.0	41.5%
Rooms	0.7		0.0		0.7	N/A
Food and Beverage	5.5		4.4		1.1	25.0%
Retail and Other	3.6		1.9		1.7	89.5%
Less - Promotional Allowances	(4.7)		(2.7)		(2.0)	-74.1%
Net Revenues	$97.1		$68.6		$28.5	41.5%

Adjusted Property EBITDA	$21.0		$12.1		$8.9	73.6%
EBITDA Margin %	21.7%		17.7%			4.0 pts

Operating Income	$12.5		$3.7		$8.8	237.8%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$151.5	$	N/A	$	N/A	N/A
Table Games Win %	14.0%		N/A		N/A	N/A

Slot Handle	$947.9		$947.4		$0.5	0.1%
Slot Hold %(2)	7.2%		6.9%			0.3 pts

Hotel Statistics

Occupancy %	49.1%		N/A		N/A	N/A
Average Daily Rate (ADR)	$168	$	N/A	$	N/A	N/A
Revenue per Available Room (RevPAR)	$83	$	N/A	$	N/A	N/A

(1)  Table games were introduced at the property on July 18, 2010 and the hotel tower opened on May 27, 2011.
(2) This compares to Sands Bethlehem’s trailing 12 month slot hold percentage of 7.2% (calculated before slot club cash incentives).

Other Factors Affecting Earnings

Other Asia adjusted property EBITDA, which is principally composed of losses from our CotaiJet ferry operation, was negative $9.2 million in the quarter.

Pre-opening expenses, related principally to Marina Bay Sands in Singapore and the Sheraton and St. Regis development on parcels 5 and 6 of the COTAI Strip in Macau, decreased to $18.2 million in the second quarter of 2011, compared to $50.1 million in the second quarter of 2010.

Depreciation and amortization expense was $206.2 million in the second quarter of 2011, compared to $170.7 million in the second quarter of 2010. The increase was principally driven by the opening of Marina Bay Sands in April 2010.

Interest expense, net of amounts capitalized, was $70.6 million for the second quarter of 2011, compared to $77.0 million during the second quarter of 2010. The decrease was principally the result of lowered debt balances outstanding in the quarter compared to the second quarter of 2010, as well as increased capitalized interest during the quarter related to the development of Parcels 5 and 6 in Macau.  Our weighted average borrowing cost in the second quarter of 2011 was 4.03%. The closing of our previously announced financing in Macau is expected to meaningfully reduce our weighted average borrowing costs and to generate interest savings of approximately $97 million on an annualized basis.    Capitalized interest was $31.8 million during the second quarter of 2011, compared to $22.7 million during the second quarter of 2010.

Corporate expense was $42.4 million in the second quarter of 2011, compared to $26.0 million in the second quarter of 2010. The increase was primarily driven by higher incentive compensation expenses attributable to the company’s improved financial and operating performance, as well as increased legal fees.

Other income, which was principally composed of foreign currency gains, was $1.9 million in the second quarter of 2011, compared to other expense of $6.2 million in the second quarter of 2010.

The company’s effective tax rate for the second quarter of 2011 was 10.0%. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

Net income attributable to noncontrolling interests during the second quarter of $78.5 million was principally related to Sands China Ltd.

Balance Sheet Items

Unrestricted cash balances as of June 30, 2011, were $3.48 billion, while restricted cash balances were $443.8 million. Of the restricted cash balances, $431.4 million pertains to construction for the Sheraton and St. Regis development on parcels 5 and 6 in Macau.

As of June 30, 2011, total debt outstanding, including the current portion, was $10.06 billion. Scheduled principal payments required for the remainder of 2011 total $543 million.  The closing of our previously announced financing in Macau is expected to reduce the principal payments required for the remainder of 2011 by approximately $300 million, and to decrease principal payments in the years 2012 and 2013 by more than $1 billion in each year, such that total principal payments in 2012 and 2013 are expected to be approximately $470 million and $545 million, respectively.

Capital Expenditures

Capital expenditures during the second quarter totaled $388.2 million, including construction and development activities of $146.3 million at Marina Bay Sands, $211.4 million in Macau, $17.9 million at Sands Bethlehem, and $12.6 million in Las Vegas.

###

Conference Call Information

The company will host a conference call to discuss the company's results on Tuesday, July 26, 2011 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.lasvegassands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificates and subconcession, infrastructure in Macau and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Note 1

Adjusted net income excludes pre-opening expense, development expense, loss on disposal of assets, gain on early retirement of debt, preferred stock dividends, accretion to redemption value of preferred stock issued to the Principal Stockholder’s family, and preferred stock inducement and repurchase premiums.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (integrated resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

THE VENETIAN® and THE PALAZZO®, Five-Diamond luxury resorts on the Las Vegas Strip, and Sands Bethlehem in Eastern Pennsylvania are the company’s properties in the United States. In Singapore, the iconic MARINA BAY SANDS® is the most recent addition to the company’s portfolio.

Through its majority-owned subsidiary Sands China Ltd., the company also owns a collection of properties in Macau, including THE VENETIAN® Macao, Four Seasons Hotel Macao and the Four Seasons-branded serviced-apartments at its COTAI STRIP® development, as well as the SANDS® Macao on the Macau peninsula.

The company is currently constructing a 6,400-room complex at the COTAI STRIP, which will feature the Sheraton and St. Regis hotel brands.

Las Vegas Sands is also committed to global sustainability through its SANDS Eco 360 program and is an active community partner through its various charitable organizations.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221
Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
Second Quarter 2011 Results
Non-GAAP Reconciliations

Within the company’s second quarter 2011 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “adjusted earnings per diluted share,” and “adjusted property EBITDA.”  Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K.  The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted property EBITDA consists of operating income (loss) before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense.  Reconciliations of GAAP operating income (loss) and GAAP net income (loss) attributable to Las Vegas Sands Corp. to adjusted property EBITDA are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues:
Casino	$1,862,272	$1,294,301	$3,526,761	$2,356,071
Rooms	239,696	190,767	471,670	371,549
Food and beverage	146,016	105,079	291,409	197,158
Convention, retail and other	200,642	115,266	365,297	223,481
	2,448,626	1,705,413	4,655,137	3,148,259
Less - promotional allowances	(103,530)	(110,937)	(198,122)	(218,895)
	2,345,096	1,594,476	4,457,015	2,929,364

Operating expenses:
Resort operations	1,450,362	1,129,774	2,824,842	2,099,471
Corporate expense	42,376	25,954	79,952	49,430
Rental expense	10,034	12,806	23,190	21,504
Pre-opening expense	18,178	50,118	27,649	87,577
Development expense	2,420	676	2,993	833
Depreciation and amortization	206,161	170,694	396,398	323,783
Loss on disposal of assets	7,443	37,679	7,942	38,171
	1,736,974	1,427,701	3,362,966	2,620,769

Operating income	608,122	166,775	1,094,049	308,595

Interest income	4,028	2,073	6,075	3,706
Interest expense, net of amounts capitalized	(70,592)	(76,987)	(144,177)	(155,152)
Other income (expense)	1,908	(6,201)	(2,767)	(12,649)
Gain on early retirement of debt	-	961	-	3,137

Income before income taxes	543,466	86,621	953,180	147,637

Income tax expense	(54,374)	(8,073)	(99,585)	(21,275)

Net income	489,092	78,548	853,595	126,362

Net income attributable to noncontrolling interests	(78,455)	(36,741)	(153,635)	(66,974)

Net income attributable to Las Vegas Sands Corp.	410,637	41,807	699,960	59,388

Preferred stock dividends	(19,219)	(23,350)	(38,817)	(46,700)
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	(23,136)	(23,136)	(46,272)	(46,272)
Preferred stock inducement and repurchase premiums	(675)	-	(19,108)	-

Net income (loss) attributable to common stockholders	$367,607	$(4,679)	$595,763	$(33,584)

Basic earnings (loss) per share	$0.50	$(0.01)	$0.82	$(0.05)

Diluted earnings (loss) per share	$0.45	$(0.01)	$0.73	$(0.05)

Weighted average shares outstanding:

Basic	728,695,140	660,364,559	726,056,840	660,322,428

Diluted	811,274,706	660,364,559	811,243,195	660,322,428

Exhibit 1

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to Adjusted Property EBITDA:

Three Months Ended June 30, 2011

				Pre-Opening
		Depreciation	(Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$214,460	$42,132	$(1,093)	$18	$-	$1,821	$-	$1,028	$258,366

Sands Macao	86,982	7,737	21	-	-	481	-	352	95,573

Four Seasons Hotel Macao and Plaza Casino	22,602	13,150	37	1,002	-	126	-	703	37,620

Macau Property Operations	324,044	63,019	(1,035)	1,020	-	2,428	-	2,083	391,559

Las Vegas Operating Properties	53,811	65,037	(1,715)	-	(27,111)	2,887	-	-	92,909

Sands Bethlehem	12,508	7,532	-	484	-	515	-	-	21,039

United States Property Operations	66,319	72,569	(1,715)	484	(27,111)	3,402	-	-	113,948

Marina Bay Sands	315,292	62,078	56	274	22,334	760	-	4,565	405,359

Other Asia (2)	(18,522)	3,843	4	133	5,000	312	-	-	(9,230)

Other Development	(24,718)	174	2,471	18,687	-	-	-	3,386	-

Corporate	(54,293)	4,478	7,662	-	(223)	-	42,376	-	-

	$608,122	$206,161	$7,443	$20,598	$-	$6,902	$42,376	$10,034	$901,636

Three Months Ended June 30, 2010

				Pre-Opening
		Depreciation	(Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$134,667	$51,073	$218	$-	$-	$1,859	$-	$5,012	$192,829

Sands Macao	70,009	10,373	(278)	-	-	754	-	354	81,212

Four Seasons Hotel Macao and Plaza Casino	20,553	10,218	-	780	-	118	-	1,330	32,999

Macau Property Operations	225,229	71,664	(60)	780	-	2,731	-	6,696	307,040

Las Vegas Operating Properties	2,923	58,874	277	-	-	3,918	-	-	65,992

Sands Bethlehem	3,679	7,034	-	840	-	568	-	-	12,121

United States Property Operations	6,602	65,908	277	840	-	4,486	-	-	78,113

Marina Bay Sands	52,043	25,282	(9)	13,409	-	1,266	-	2,475	94,466

Other Asia (2)	(10,523)	4,043	-	46	-	280	-	-	(6,154)

Other Development	(77,605)	780	37,471	35,719	-	-	-	3,635	-

Corporate	(28,971)	3,017	-	-	-	-	25,954	-	-

	$166,775	$170,694	$37,679	$50,794	$-	$8,763	$25,954	$12,806	$473,465

Six Months Ended June 30, 2011

				Pre-Opening
		Depreciation	(Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$395,301	$85,411	$(720)	$215	$-	$3,262	$-	$3,297	$486,766

Sands Macao	170,895	15,549	122	-	-	950	-	705	188,221

Four Seasons Hotel Macao and Plaza Casino	65,282	26,504	122	1,631	-	221	-	1,407	95,167

Macau Property Operations	631,478	127,464	(476)	1,846	-	4,433	-	5,409	770,154

Las Vegas Operating Properties	85,129	119,117	(1,778)	-	(50,862)	6,468	-	-	158,074

Sands Bethlehem	26,626	14,853	-	639	-	1,030	-	-	43,148

United States Property Operations	111,755	133,970	(1,778)	639	(50,862)	7,498	-	-	201,222

Marina Bay Sands	512,019	117,984	743	2,844	41,275	2,717	-	12,248	689,830

Other Asia (2)	(32,549)	7,970	2	192	10,000	549	-	-	(13,836)

Other Development	(32,792)	349	1,789	25,121	-	-	-	5,533	-

Corporate	(95,862)	8,661	7,662	-	(413)	-	79,952	-	-

	$1,094,049	$396,398	$7,942	$30,642	$-	$15,197	$79,952	$23,190	$1,647,370

Six Months Ended June 30, 2010

				Pre-Opening
		Depreciation	(Gain) Loss	and		(1)			Adjusted
	Operating	and	on Disposal	Development	Royalty	Stock-Based	Corporate	Rental	Property
	Income (Loss)	Amortization	of Assets	Expense	Fees	Compensation	Expense	Expense	EBITDA

The Venetian Macao	$248,554	$104,235	$272	$-	$-	$2,619	$-	$7,064	$362,744

Sands Macao	128,829	20,815	(589)	-	-	1,211	-	707	150,973

Four Seasons Hotel Macao and Plaza Casino	24,731	24,571	(5)	988	-	224	-	1,985	52,494

Macau Property Operations	402,114	149,621	(322)	988	-	4,054	-	9,756	566,211

Las Vegas Operating Properties	44,240	118,990	277	-	-	7,777	-	-	171,284

Sands Bethlehem	7,311	13,892	-	875	-	1,011	-	-	23,089

United States Property Operations	51,551	132,882	277	875	-	8,788	-	-	194,373

Marina Bay Sands	52,043	25,282	(9)	13,409	-	1,266	-	2,475	94,466

Other Asia (2)	(19,054)	7,961	-	44	-	463	-	-	(10,586)

Other Development	(122,593)	2,001	38,225	73,094	-	-	-	9,273	-

Corporate	(55,466)	6,036	-	-	-	-	49,430	-	-

	$308,595	$323,783	$38,171	$88,410	$-	$14,571	$49,430	$21,504	$844,464

(1)  During the three months ended June 30, 2011 and 2010, the Company recorded stock-based compensation expense of $13.1 million and $13.8 million, respectively, of which $6.1 million and $4.8 million, respectively, is included in corporate expense and $0.1 million and $0.2 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.  During the six months ended June 30, 2011 and 2010, the Company recorded stock-based compensation expense of $33.3 million and $28.9 million, respectively, of which $17.9 million and $12.5 million, respectively, is included in corporate expense and $0.2 million and $1.8 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

(2) Primarily includes the results of the CotaiJet ferry operations

Exhibit 2

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Property EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income attributable to Las Vegas Sands Corp.	$410,637	$41,807	$699,960	$59,388
Add (deduct):
Net income attributable to noncontrolling interests	78,455	36,741	153,635	66,974
Income tax expense	54,374	8,073	99,585	21,275
Gain on early retirement of debt	-	(961)	-	(3,137)
Other (income) expense	(1,908)	6,201	2,767	12,649
Interest expense, net of amounts capitalized	70,592	76,987	144,177	155,152
Interest income	(4,028)	(2,073)	(6,075)	(3,706)
Loss on disposal of assets	7,443	37,679	7,942	38,171
Depreciation and amortization	206,161	170,694	396,398	323,783
Development expense	2,420	676	2,993	833
Pre-opening expense	18,178	50,118	27,649	87,577
Stock-based compensation (1)	6,902	8,763	15,197	14,571
Rental expense	10,034	12,806	23,190	21,504
Corporate expense	42,376	25,954	79,952	49,430

Adjusted Property EBITDA	$901,636	$473,465	$1,647,370	$844,464

(1) See prior page (Exhibit 2)

_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

The Venetian Macao	$735,405	$581,032	$1,373,674	$1,130,727
Sands Macao	330,960	302,212	653,753	586,018
Four Seasons Hotel Macao and Plaza Casino	120,757	144,096	292,864	246,440
Las Vegas Operating Properties	332,522	281,219	637,597	611,729
Sands Bethlehem	97,120	68,624	188,150	135,865
Marina Bay Sands	737,569	216,393	1,322,494	216,393
Other Asia	32,450	28,386	66,223	52,558
Eliminations	(41,687)	(27,486)	(77,740)	(50,366)

	$2,345,096	$1,594,476	$4,457,015	$2,929,364

_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Adjusted Property EBITDA as a Percentage of Net Revenues
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
The Venetian Macao	35.1%	33.2%	35.4%	32.1%
Sands Macao	28.9%	26.9%	28.8%	25.8%
Four Seasons Hotel Macao and Plaza Casino	31.2%	22.9%	32.5%	21.3%
Las Vegas Operating Properties	27.9%	23.5%	24.8%	28.0%
Sands Bethlehem	21.7%	17.7%	22.9%	17.0%
Marina Bay Sands	55.0%	43.7%	52.2%	43.7%
Other Asia	-28.4%	-21.7%	-20.9%	-20.1%

Total	38.4%	29.7%	37.0%	28.8%

Exhibit 3

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss) attributable to common stockholders	$367,607	$(4,679)	$595,763	$(33,584)

Pre-opening expense, net	18,131	50,118	27,165	87,577
Development expense, net	2,420	676	2,993	833
Loss on disposal of assets, net	7,443	37,679	7,942	38,171
Gain on early retirement of debt	-	(961)	-	(3,137)
Preferred stock dividends	19,219	23,350	38,817	46,700
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	23,136	23,136	46,272	46,272
Preferred stock inducement and repurchase premiums	675	-	19,108	-

Adjusted net income	$438,631	$129,319	$738,060	$182,832

Per diluted share of common stock:
Net income (loss) attributable to common stockholders	$0.46	$(0.01)	$0.74	$(0.04)

Pre-opening expense, net	0.02	0.07	0.03	0.11
Development expense, net	-	-	-	-
Loss on disposal of assets, net	0.01	0.05	0.01	0.05
Gain on early retirement of debt	-	-	-	-
Preferred stock dividends	0.02	0.03	0.05	0.06
Accretion to redemption value of preferred stock
issued to Principal Stockholder's family	0.03	0.03	0.06	0.06
Preferred stock inducement and repurchase premiums	-	-	0.02	-

Adjusted earnings per diluted share	$0.54	$0.17	$0.91	$0.24

Weighted average diluted shares outstanding	811,274,706	782,625,373	811,243,195	776,713,399

Exhibit 4

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Room Statistics:
The Venetian Macao:
Occupancy %	89.7%	91.9%	88.1%	92.4%
Average daily room rate (ADR) (1)	$223	$203	$225	$203
Revenue per available room (RevPAR) (2)	$200	$187	$198	$187

Sands Macao:
Occupancy %	88.0%	97.8%	86.5%	97.6%
Average daily room rate (ADR) (1)	$242	$245	$247	$253
Revenue per available room (RevPAR) (2)	$213	$239	$213	$247

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	67.8%	69.1%	66.2%	71.0%
Average daily room rate (ADR) (1)	$323	$298	$331	$288
Revenue per available room (RevPAR) (2)	$219	$206	$220	$204

Las Vegas Operating Properties:
Occupancy %	88.8%	97.8%	86.4%	94.5%
Average daily room rate (ADR) (1)	$200	$192	$206	$199
Revenue per available room (RevPAR) (2)	$177	$187	$178	$188

Sands Bethlehem:
Occupancy %	49.1%	N/A	49.1%	N/A
Average daily room rate (ADR) (1)	$168	N/A	$168	N/A
Revenue per available room (RevPAR) (2)	$83	N/A	$83	N/A

Marina Bay Sands:
Occupancy %	90.8%	54.9%	88.6%	54.9%
Average daily room rate (ADR) (1)	$295	$226	$290	$226
Revenue per available room (RevPAR) (2)	$268	$124	$257	$124

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$13,269	$10,193	$12,276	$9,973
Slot machine win per unit per day (4)	$295	$251	$279	$252
Average number of table games	600	594	599	596
Average number of slot machines	2,154	2,181	2,152	2,183

Sands Macao:
Table games win per unit per day (3)	$9,926	$9,116	$9,875	$8,889
Slot machine win per unit per day (4)	$257	$209	$267	$211
Average number of table games	414	416	415	415
Average number of slot machines	1,157	1,180	1,145	1,173

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$10,420	$16,579	$13,988	$13,818
Slot machine win per unit per day (4)	$627	$352	$662	$426
Average number of table games	118	117	118	117
Average number of slot machines	190	187	192	185

Las Vegas Operating Properties:
Table games win per unit per day (3)	$4,032	$2,762	$3,586	$4,420
Slot machine win per unit per day (4)	$152	$212	$147	$202
Average number of table games	230	230	228	232
Average number of slot machines	2,608	2,701	2,666	2,779

Sands Bethlehem:
Table games win per unit per day (3)	$2,550	N/A	$2,698	N/A
Slot machine win per unit per day (4)	$249	$229	$244	$224
Average number of table games	91	N/A	84	N/A
Average number of slot machines	3,024	3,121	3,020	3,170

Marina Bay Sands:
Table games win per unit per day (3)	$11,185	$5,255	$9,936	$5,255
Slot machine win per unit per day (4)	$611	$364	$568	$364
Average number of table games	606	588	610	588
Average number of slot machines	2,297	1,523	2,293	1,523

(1)           ADR is calculated by dividing total room revenue by total rooms occupied.

(2)           RevPAR is calculated by dividing total room revenue by total rooms available.

(3)           Table games win per unit per day is shown before discounts and commissions.

(4)           Slot machine win per unit per day is shown before deducting cost for slot points.

Exhibit 5